UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2016

AK STEEL HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 1-13696

Delaware	31-1401455
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9227 Centre Pointe Drive West Chester, Ohio	45069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Common Stock Offering

On November 1, 2016, AK Steel Holding Corporation (“AK Holding”) completed the public offering (the “Offering”) of 74,750,000 shares of common stock, par value $0.01 (the “Common Stock”), including the exercise in full of an over-allotment option of 9,750,000 shares of Common Stock.

The Common Stock was issued pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of October 26, 2016, between AK Holding and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Underwriters”).

Pursuant to the Underwriting Agreement and subject to its terms and conditions, AK Holding agreed to sell the Common Stock to the Underwriters, and the Underwriters agreed to purchase the Common Stock for resale to the public. The Common Stock was sold pursuant to a registration statement on Form S-3 (File No. 333-210785), filed on April 15, 2016 (as amended by Post-Effective Amendment No. 1 filed on June 13, 2016, the “Registration Statement”) by AK Holding and three of its subsidiaries: AK Steel Corporation (“AK Steel”), AK Steel Properties, Inc. and AK Tube LLC. A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and incorporated by reference herein.

AK Holding expects to receive net proceeds from the Offering, after underwriting discounts and commissions and estimated offering fees and expenses, of approximately $350.6 million. AK Holding intends to use the net proceeds from the Offering to repay outstanding borrowings under AK Steel’s $1.5 billion asset-based revolving credit facility (the “Credit Facility”) and for general corporate purposes.

Other Relationships

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as agent under the Credit Facility and each of the Underwriters or their affiliates are lenders under the Credit Facility and will receive a portion of the proceeds from the Offering as a result of such repayment.

In addition, the Underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for AK Holding, AK Steel or their affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of AK Steel and AK Holding or their affiliates. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Item 8.01 Other Events.

Weil, Gotshal & Manges LLP, counsel to AK Holding, has issued an opinion to the Company, dated November 1, 2016, regarding the legality of the Common Stock. A copy of the opinion is filed hereto as Exhibit 5.1. Such opinion is incorporated by reference into the Registration Statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of October 26, 2016, between AK Steel Holding Corporation and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein.

5.1	Opinion of Weil, Gotshal & Manges LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ Joseph C. Alter
Joseph C. Alter Secretary

Date: November 1, 2016